Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2027 FIRST QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2027 first quarter results.

FISCAL 2027 FIRST QUARTER HIGHLIGHTS –

►	Net sales increased 101% to approximately $5.44 million in the fiscal 2027 first quarter versus $2.70 million in the fiscal 2026 first quarter.
►	Net bookings decreased 48% to $1.45 million in the fiscal 2027 first quarter versus $2.80 million in the prior year first quarter.
►	Backlog increased 28% to $23.34 million at the end of the fiscal 2027 first quarter as compared to $18.26 million at the end of the fiscal 2026 first quarter.
►

Net income was $0.99 million, or $0.46 per share, for the fiscal 2027 first quarter versus net loss of ($0.34) million, or ($0.16) per share, for the fiscal 2026 first quarter. Net income in the fiscal 2027 first quarter was impacted by an increase to the contingent consideration of $0.33 million related to the MEI earn out payment based on a large order received after the end of the fiscal quarter.

Revenue continued to be up in the first quarter, similar to the fourth quarter of fiscal year 2026, due to the Company’s strong backlog. As previously noted in our last press release, we expected higher revenues in this quarter and anticipate sales to continue to be at this level or greater for the remainder of the 2027 fiscal year.

While the income statement reflects income taxes, no actual income taxes were due as the Company has deferred tax assets related to previous net operating losses.

The Company’s backlog continues to be strong. Backlog decreased from $27.28 million at the beginning of the fiscal year to $23.34 million at the end of fiscal 2027 first quarter. However, as noted above the Company’s backlog reported at the end of the first quarter doesn’t include a $5.04 million order received by MEI after quarter end, which brings the Company’s backlog to $26.97 million as of July 2026.

By law, certain U.S. Department of Defense officials and other executive branch agency officials are required to submit reports to Congress describing defense and intelligence-related priorities that were not included in the President's annual budget request. These reports, known as unfunded priorities lists (UPLs), identify certain programs, activities, or mission requirements for which appropriations were not requested, along with the funding amounts that may be necessary to resource them.  In the recent unfunded priorities list it has been reported that the U.S. Air Force requested an increase in AMRAAM production from 1,200 annually to 2,400 annually by 2028.  AMRAAM is the largest defense program that Solitron supplies to.  While the request is positive news, any increase requires Congressional approval, and there are no assurances that approval will happen.

We continue to be encouraged about the possibility of multi-year orders for components on AMRAAM and Standard Missiles 2 and 6. Our current expectation is for the next AMRAAM order to be received in the fiscal third quarter. However, as previously stated, things seem to move slowly with defense procurement.

Subsequent to the end of the fiscal first quarter we retained an investment banker to assist in the company’s exploration of strategic alternatives. There can be no assurance that the review being undertaken will result in a merger, sale, acquisition, tender offer, or special dividend.  The Company does not intend to make further announcements regarding the review unless and until the Board has approved a specific transaction or other course of action requiring disclosure.

SOLITRON DEVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MAY 31, 2026, AND MAY 31, 2025

(in thousands except for share and per share amounts)

	For The Three Months Ended	For The Three Months Ended
	May 31, 2026	May 31, 2025
	unaudited	unaudited
Net sales	$5,436	$2,700
Cost of sales	2,971	2,310

Gross profit	2,465	390

Selling, general and administrative expenses	930	768

Operating income (loss)	1,535	(378)

Other income (loss)
Interest income	82	-
Interest expense	(62)	(74)
Dividend income	25	41
Realized gain (loss) on investments	-	81
Unrealized gain (loss) on investments	(2)	(127)
Contingent consideration expense	(331)	-
Scrap income	100	-
Total other (loss)	(188)	(79)

Net income (loss) before income tax	1,347	(457)
Income tax (expense) benefit	(357)	121

Net income (loss)	$990	$(336)

Net income (loss) per common share - basic and diluted	$0.46	$(0.16)

Weighted average shares outstanding - basic and diluted	2,152,051	2,082,553

SOLITRON DEVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

AS OF MAY 31, 2026, AND FEBRUARY 28, 2026

(in thousands, except for share and per share amounts)

	May 31, 2026	February 28, 2026

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,036	$3,914
Marketable securities	-	2
Accounts receivable	3,001	3,367
Inventories, net	4,567	4,132
Prepaid expenses and other current assets	323	142
TOTAL CURRENT ASSETS	13,927	11,557

Property, plant and equipment, net	8,343	8,383
Intangible assets	2,643	2,695
Deferred tax asset	975	1,332
Long-term investment	1,650	1,650
Other assets	39	323
TOTAL ASSETS	$27,577	$25,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$602	$470
Customer deposits	77	64
Accrued contingent consideration, current	1,119	771
Mortgage loan, current portion	161	160
Accrued expenses and other current liabilities	1,156	1,067
TOTAL CURRENT LIABILITIES	3,115	2,532

Mortgage loan, net of current portion	3,562	3,605
TOTAL LIABILITIES	6,677	6,137

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares, 2,152,703 shares outstanding, net of 431,677 treasury shares at May 31, 2026 and 2,147,703 shares outstanding, net of 436,677 treasury shares at February 28, 2026, respectively	22	21
Additional paid-in capital	1,987	1,987
Retained earnings	19,237	18,247
Less treasury stock	(346)	(452)
TOTAL STOCKHOLDERS’ EQUITY	20,900	19,803
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,577	$25,940

The unaudited financial information disclosed in this press release for the three months ended May 31, 2026, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 28, 2026. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the possibility of reduced government spending on programs in which we participate, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2026.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com